Exhibit 99.1

For immediate release

AAR REPORTS SECOND QUARTER FISCAL YEAR 2018 RESULTS

•           Second quarter sales of $449.7 million, up 6% from Q2 FY2017

•           Sales growth of 13% in our Aviation Services segment

•           Received first task order from the U.S. Department of State and have begun work on the transition phase of the INL/A Worldwide Aviation Support Services contract.

WOOD DALE, ILLINOIS (December 21, 2017) — AAR CORP. (NYSE: AIR) today reported second quarter Fiscal Year 2018 consolidated sales of $449.7 million, representing a $25.9 million or 6% increase year over year.  This increase was driven by strong sales growth in the Aviation Services segment, which increased 13% from $346.7 million to $391.6 million.

The Company reported a net loss of ($22.6) million, or ($0.66) per diluted share, as it recognized non-cash asset impairment and related charges of $54.2 million in its Expeditionary Services segment due to the completion of certain customer contracts, as well as industry trends affecting the value of certain rotary- and fixed-wing aircraft and support parts.  Excluding these non-cash charges, adjusted net income was $12.1 million, or $0.35 per diluted share.  Operating results for the affected business within our Expeditionary Services segment unfavorably impacted our consolidated results by ($0.03) per diluted share in the current quarter, excluding these non-cash charges.

Our operating results included robust performance in Aviation Services, which contributed $66.0 million of gross profit, up $10.0 million or 18% over the prior year.  We experienced profitability gains across all of our Aviation Services businesses including programs, MRO services, trading and distribution.  Gross profit margins at Aviation Services increased from 16% in the prior year quarter to 17% in the current year as increased sales volume improved profitability within the segment.

“Our Aviation Services segment continues to experience double-digit growth as we deliver on our industry-leading services.  We are executing on our strategy to expand our comprehensive portfolio of aviation services, including supply chain and maintenance solutions, to the global commercial and government markets,” said John M. Holmes, President and Chief Operating Officer of AAR CORP.  Holmes continued, “I’m exceptionally pleased with our sales growth to commercial customers of 20% as we benefited from the successful ramp of our recent program wins, growth in parts supply and expansion of our MRO network.”

During the quarter, the Company announced the receipt of its first task order from the U.S. Department of State and the commencement of work under the transition phase of the INL/A Worldwide Aviation Support Services (INL/A WASS) contract.  These activities followed the October 31, 2017 decision by the U.S. Court of Federal Claims upholding the Department of State’s September 1, 2016 award of the contract.

David P. Storch, Chairman and Chief Executive Officer of AAR CORP. said, “Overall, in the second quarter, we continued to execute on our focused long-term strategy to be the best independent integrated aviation service provider in the world.  We invested in supply chain activities to increase market share, expand our customer base, and enlarge our geographic footprint.  Also in the period, we invested in growing our MRO business with the recent acquisition of two facilities in Canada.”

“We are very excited to begin work on the INL/A WASS contract.” Storch continued, “Our decades of experience in fleet operation, maintenance, logistics and integrated information technology will greatly benefit this critical national security program of the Department of State.   This contract is an important step for our Expeditionary Services segment as we reposition our resources to focus on a government-owned, contractor-operated services (GOCO) model.”

Storch continued, “We are confident that our investments in our Aviation Services supply chain, logistics, and MRO activities, together with the strategic win within our Expeditionary Services segment, will further drive growth and position the Company for a strong future.”

Second quarter sales to commercial customers represented 71% of consolidated sales compared to 64% of consolidated sales in the second quarter of last year.  Sales to government and defense customers represented 29% of consolidated sales compared to 36% in the prior year’s quarter resulting from the completion of certain expeditionary airlift services contracts and the wind-down of the KC-10 CLS Program.

Selling, general and administrative expenses in the second quarter included $3.6 million in Expeditionary Services from the impairment charges and legal costs associated with the defense of our INL/A WASS contract award.  Net interest expense for the quarter was $1.9 million compared to $1.1 million last year due to both higher borrowings and higher interest rates.  During the quarter, we generated $11.4 million of cash in continuing operations and paid cash dividends of $2.6 million, or $0.075 per share.

The Company will provide preliminary guidance for Fiscal Year 2019 at its Investor Day scheduled for January 11, 2018.

Conference Call Information

AAR will hold its quarterly conference call at 3:45 p.m. CDT on December 21, 2017. The conference call can be accessed by calling 866-802-4322 from inside the U.S. or 703-639-1319 from outside the U.S.  A replay of the conference call will be available by calling 855-859-2056 from inside the U.S. or 404-537-3406 from outside the U.S. (access code 46019252). The replay will be available from 8:15 p.m. CDT on December 21, 2017, until 11:59 p.m. CDT on December 26, 2017.

About AAR

AAR is a global aftermarket solutions company that employs more than 5,000 people in over 20 countries. Based in Wood Dale, Illinois, AAR supports commercial aviation and government customers through two operating segments: Aviation Services and Expeditionary Services. AAR’s Aviation Services include inventory management; parts supply; OEM parts distribution; aircraft maintenance, repair and overhaul; and component repair. AAR’s Expeditionary Services include airlift operations; mobility systems; and command and control centers in support of military and humanitarian missions. More information can be found at www.aarcorp.com.

Contact: Jason Secore, Vice President, Treasurer | (630) 227-2075 | jason.secore@aarcorp.com

This press release contains certain statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based on beliefs of Company management, as well as assumptions and estimates based on information currently available to the Company, and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated, including those factors discussed under Item 1A, entitled “Risk Factors”, included in the Company’s Form 10-K for the fiscal year ended May 31, 2017. Should one or more of these risks or uncertainties materialize adversely, or should underlying assumptions or estimates prove incorrect, actual results may vary materially from those described.  These events and uncertainties are difficult or impossible to predict accurately and many are beyond the Company’s control.  The Company assumes no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. For additional information, see the comments included in AAR’s filings with the Securities and Exchange Commission.

AAR CORP. and Subsidiaries

Consolidated Statements of Operations

(In millions except per share data - unaudited)

	Three Months Ended November 30,		Six Months Ended November 30,
	2017	2016	2017	2016

Sales	$449.7	$423.8	$888.9	$828.6
Cost and expenses:
Cost of sales	377.2	357.6	751.9	700.9
Cost of sales — impairment and other charges	51.6	—	51.6	—
Selling, general and administrative	52.2	46.3	100.2	91.1
Selling, general and administrative - impairment	2.6	—	2.6	—

Operating income (loss)	(33.9)	19.9	(17.4)	36.6

Interest expense, net	(1.9)	(1.1)	(3.6)	(2.4)

Income (Loss) from continuing operations before income tax expense (benefit)	(35.8)	18.8	(21.0)	34.2
Income tax expense (benefit)	(13.3)	6.7	(9.1)	12.2
Income (Loss) from continuing operations	(22.5)	12.1	(11.9)	22.0
Loss from discontinued operations	(0.1)	—	(0.1)	(0.4)
Net income (loss)	$(22.6)	$12.1	$(12.0)	$21.6

Earnings (Loss) per share — basic:
Continuing operations	$(0.66)	$0.35	$(0.35)	$0.64
Discontinued operations	—	—	—	(0.01)
Earnings (Loss) per share — basic	$(0.66)	$0.35	$(0.35)	$0.63

Earnings (Loss) per share — diluted:
Continuing operations	$(0.66)	$0.35	$(0.35)	$0.64
Discontinued operations	—	—	—	(0.01)
Earnings (Loss) per share — diluted	$(0.66)	$0.35	$(0.35)	$0.63

Share Data:
Average shares outstanding — basic	34.0	33.7	34.1	33.9
Average shares outstanding — diluted	34.0	34.1	34.1	34.2

Non-GAAP Measures:
Adjusted net income	$12.1	$12.1	$22.7	$21.6
Adjusted earnings per share — diluted	0.35	0.35	0.66	0.63

AAR CORP. and Subsidiaries

Consolidated Balance Sheet Highlights

(In millions except per share data)

	November 30, 2017	May 31, 2017
	(Unaudited)
Cash and cash equivalents	$27.1	$10.3
Current assets	892.2	888.5
Current liabilities (excluding debt accounts)	334.6	333.1
Net property, plant and equipment	195.3	201.9
Total assets	1,544.3	1,504.1
Total debt	219.4	159.3
Stockholders’ equity	906.5	914.2
Book value per share	$26.12	$26.58
Shares outstanding	34.7	34.4

Sales By Business Segment

(In millions - unaudited)

	Three Months Ended November 30,		Six Months Ended November 30,
	2017	2016	2017	2016
Aviation Services	$391.6	$346.7	$762.9	$681.3
Expeditionary Services	58.1	77.1	126.0	147.3
	$449.7	$423.8	$888.9	$828.6

Gross Profit (Loss) by Business Segment

(In millions - unaudited)

	Three Months Ended November 30,		Six Months Ended November 30,
	2017	2016	2017	2016
Aviation Services	$66.0	$56.0	$123.8	$109.4
Expeditionary Services	(45.1)	10.2	(38.4)	18.3
	$20.9	$66.2	$85.4	$127.7

Non-GAAP Financial Measures

Adjusted net income, adjusted earnings per share — diluted, adjusted EBITDA and net debt are “non-GAAP financial measures” as defined in Regulation G of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  We believe these non-GAAP financial measures are relevant and useful for investors as they provide a better understanding of our actual operating performance unaffected by the impact of impairments and other items.  When reviewed in conjunction with our GAAP results and the accompanying reconciliations, we believe these non-GAAP financial measures provide additional information that is useful to gain an understanding of the factors and trends affecting our business and provide a means by which to compare our operating performance against that of other companies in the industries we compete.  Adjusted EBITDA is income (loss) from continuing operations before interest expense, interest income, income taxes (benefit), depreciation and amortization, stock-based compensation and items of a non-recurring nature including asset impairments and gains on certain asset sales.

Pursuant to the requirements of Regulation G of the Exchange Act, we are providing the following tables that reconcile the above mentioned non-GAAP financial measures to the most directly comparable GAAP financial measures:

AAR CORP. and Subsidiaries

Net Debt

(In millions- unaudited)

	November 30, 2017	May 31, 2017
Total debt	$219.4	$159.3
Less: Cash and cash equivalents	(27.1)	(10.3)
Net debt	$192.3	$149.0

Adjusted Net Income

(In millions - unaudited)

	Three Months Ended November 30,		Six Months Ended November 30,
	2017	2016	2017	2016
Net income (loss)	$(22.6)	$12.1	$(12.0)	$21.6
Impairment and other charges, net of tax	34.7	—	34.7	—
Adjusted net income	$12.1	$12.1	$22.7	$21.6

Adjusted Earnings per Share - Diluted

(In millions - unaudited)

	Three Months Ended November 30,		Six Months Ended November 30,
	2017	2016	2017	2016
Earnings per share — diluted	$(0.66)	$0.35	$(0.35)	$0.63
Impairment and other charges, net of tax	1.01	—	1.01	—
Adjusted earnings per share — diluted	$0.35	$0.35	$0.66	$0.63

Adjusted EBITDA

(In millions - unaudited)

	Three Months Ended November 30,		Six Months Ended November 30,
	2017	2016	2017	2016
Income (Loss) from continuing operations	$(22.5)	$12.1	$(11.9)	$22.0
Impairment and other charges	54.2	—	54.2	—
Gain on asset disposal	—	—	—	(2.6)
Depreciation and intangible amortization	13.9	12.0	28.5	24.3
Stock-based compensation	2.8	2.4	5.4	4.9
Interest expense, net	1.9	1.1	3.6	2.4
Income tax expense (benefit)	(13.3)	6.7	(9.1)	12.2
Adjusted EBITDA	$37.0	$34.3	$70.7	$63.2